UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2025

ATHENA BITCOIN GLOBAL

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-262629	87-0493596
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 SE 3rd Avenue Suite 2740 Miami, Florida	33131
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 690-4466

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The information and description of the Settlement Agreement in Item 1.02 below is incorporated by reference into this Item 1.01 in its entirety.

Item 1.02 Termination of a Material Definitive Agreement.

On September 4, 2025, Athena Bitcoin, Inc. (the “Athena”), the wholly-owned subsidiary of Athena Bitcoin Global (the “Company”), entered into a Release and Termination Agreement (“Settlement Agreement”) with Taproot Acquisition Enterprises, LLC (“Taproot”), William Mgt LLC (“William Mgt”), BTML, LLC (“BTML”) and PSBC, LLC (“PSBC” and together with BTML, William Mgt and Taproot, the “Taproot Parties”).

The Settlement Agreement terminated certain prior agreements between the parties and allowed for a buyout of Athena’s obligations under such prior agreements, streamlining such obligations, releasing liens, providing for Athena’s immediate ownership of ATMs and source code, and eliminating prior revenue sharing and equipment financing mechanics, as discussed in greater detail below.

Taproot and Athena are parties to various agreements pursuant to which, among other things, Taproot agreed to sell, and Athena agreed to purchase, certain of Taproot’s interests in Bitcoin ATMs, including: (i) that certain Equipment Financing Agreement dated November 2, 2023 (the “November 2nd Agreement”); (ii) that certain Equipment Financing Agreement dated December 31, 2023 (the “December 31st Agreement”); and (iii) that certain Equipment Financing Agreement dated February 23, 2024 (the “February 23rd Agreement” and together with the November 2nd Agreement and the December 31st Agreement, collectively, the “Equipment Financing Agreements”), and certain of the Taproot Parties and the Company are also party to certain other agreements including an intercreditor agreement dated November 1, 2023, of which  KGPLA Holdings LLC, an entity in which Mike Komaransky, a former director and principal shareholder of the Company has a controlling interest is also a party; an omnibus equipment refinancing agreement dated October 30, 2024; an equipment financing agreement dated October 30, 2024; a client services agreement dated April 26, 2024; and a development services agreement dated July 24, 2025 (collectively, all such agreements, as amended from time to time, the “Taproot Agreements”).

Pursuant to the Settlement Agreement: (a) Athena and the Taproot Parties agreed to terminate all Taproot Agreements as of September 4, 2025, and release all obligations with respect thereto upon the terms and conditions set forth therein provided, provided however that such termination and release does not apply to, and shall expressly exclude, any third-party claims and/or litigation which would be indemnifiable under such Taproot Agreements and of which the other party had actual knowledge of as of the date of the Settlement Agreement; and (b) Athena agreed to pay the Taproot Parties $9,031,578 as a buyout of existing liabilities owed by Athena to Taproot, payable in tranches over twelve months. Athena may, in its sole discretion, prepay the amounts due pursuant to the Settlement Agreement and if it prepays such amount in full, may receive discounts for early repayment. In the event any amount due to the Taproot Parties is not timely paid, the entire balance of payments shall become immediately due and payable. The Taproot Parties also agreed to release all liens and security interests on Athena’s assets, provide Athena ownership of all technology, source code and Bitcoin ATMs covered by Taproot, pending the satisfaction of certain conditions precedent.

The Settlement Agreement includes mutual releases of the parties thereto, and customary ongoing confidentiality requirements and non-disparagement obligations and provides that the Taproot Parties are subject to a three-year non-solicitation, non-compete and non-circumvention requirement in favor of Athena, subject to certain exceptions.

No material early termination penalties were incurred by the Company or Athena in connection with the entry into the Settlement Agreement.

The foregoing description of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Settlement Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this Item 1.02.

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.02 of this Current Report with respect to the Settlement Agreement and more specifically, the payments due under the Settlement Agreement, is hereby incorporated by reference into this Item 2.03 in its entirety.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Description
10.1*♦	Release and Termination Agreement dated September 4, 2025, by and between Athena Bitcoin, Inc., Taproot Acquisition Enterprises, LLC, William Mgt LLC, BTML, LLC and PSBC, LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Filed herewith.

♦  Certain schedules, annexes and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished. Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[***]”) because the identified confidential portions (i) are not material and (ii) the Company customarily and actually treats that information as private or confidential.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Athena Bitcoin Global

	By:	/s/ Matias Goldenhörn
Date: September 10, 2025	Name:	Matias Goldenhörn
	Title:	Chief Executive Officer

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